                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                          BAY VIEW CAPITAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



             Delaware                                             94-3078031
--------------------------------------------------------------------------------
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)


1840 Gateway Drive, San Mateo, California                           94404
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                            Name of each exchange
Title of each class                         on which each class
to be so registered                         is to be registered
-------------------                         -----------------------

Stock Purchase Rights                       New York Stock Exchange


If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
--------------------------------------------------------------------------------
                               (Title of Class)



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Item 1.  Description of Registrant's Securities to be Registered.
----------------------------------------------------------------

     A description of the stock purchase rights (the "Rights") issued by Bay View Capital Corporation (the "Company") pursuant to the Stockholder Protection Rights Agreement, dated as of July 31, 1990, as amended (the "Rights Agreement"), is set forth under "Description of Capital Stock-Rights Agreement" contained in the prospectus dated October 19, 1998 filed, along with the prospectus supplement dated December 16, 1998, by the Company and Bay View Capital I with the Securities and Exchange Commission (the "Commission") on December 16, 1998 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

     On October 22, 1999, the Rights Agreement was amended. A copy of the amendment is attached as an exhibit to this filing. See Item 2 below.

Item 2.  Exhibits.
-----------------

     Item 2 of the Company's Registration Statement on Form 8-A registering the Rights, filed with the Commission on March 9, 1999, is amended to add an Exhibit 8, as follows:

     8.   Fourth Amendment to the Rights Agreement, dated October 22, 1999.

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                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     BAY VIEW CAPITAL CORPORATION



Date:November 1, 1999                By: /s/ Robert J. Flax
     ---------------------              ----------------------------
                                        Robert J. Flax
                                        Executive Vice President,
                                         General Counsel and
                                         Secretary

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                                  EXHIBIT INDEX


Exhibit No.                            Description


    (2)       Fourth Amendment to the Rights  Agreement, dated October 22, 1999.



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        FOURTH AMENDMENT TO THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT

                        dated as of July 31, 1990 between

                          BAY VIEW CAPITAL CORPORATION

                                       and

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.,

                                 as Rights Agent


     WHEREAS, the purpose of this document (this "Amendment") is to amend the Stockholder Protection Rights Agreement, dated as of July 31, 1990, between Bay View Capital Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as successor to Manufacturers Trust Company of California (the "Rights Agreement");

     WHEREAS, this Amendment is in accordance with Section 5.4 of the Rights Agreement.

     NOW THEREFORE, in consideration of the premises, it is agreed as follows:

     1. Section 1.1 of the Rights Agreement is hereby amended by revising the definition of "Acquiring Person" to read in its entirety as follows:

     "Acquiring Person" shall mean any Person who is a Beneficial Owner of 10% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) any Person who shall become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; (ii) any Person who shall become the Beneficial Owner of up to 25% of the outstanding shares of Common Stock solely as a result of an acquisition of Common Stock from the Company which issuance by the Company has been approved by a majority of the Company's Board of Directors; (iii) (a)(I) any Person who Beneficially Owns less than 25% of the outstanding shares of Common Stock, all of which shares are owned by accounts under discretionary investment management by investment management companies, no account of which holds 12.5% or more of the outstanding shares of Common Stock or (II) any Person who is the holder of any account referred to in subclause (I) of this subclause (a) (an "Institutional Holder"); or (b) any Person who was an Institutional Holder but ceased to be an Institutional Holder because such Person became the Beneficial Owner of 25% or more (in the case of a Person referred to in subclause (a)(I) of this clause (iii)) or 12.5% or more (in the case of a Person referred to in subclause (a)(II) of this clause (iii)) of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; provided, however, that the exceptions set forth in this clause (iii) shall be available only for so long as such Person is entitled to report such holdings on a Schedule 13G; or (iv) any Person who is the Beneficial Owner of 10% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or affect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 10% or more of the outstanding shares of Common Stock.

     2. Section 4.3(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

     (c) The Rights Agent will be liable or responsible hereunder only for its own gross negligence, bad faith or willful misconduct. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.

     This Amendment may be executed in counterparts, which together shall constitute a single instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of this 22nd day of October, 1999.


ATTEST                                     BAY VIEW CAPITAL CORPORATION



/s/ Robert J. Flax                         /s/ Edward H. Sondker
--------------------------                 ----------------------------------
Robert J. Flax                             By:  Edward H. Sondker
Secretary                                  Its: President and Chief Executive
                                                 Officer


ATTEST                                     CHASEMELLON SHAREHOLDER
                                            SERVICES, L.L.C.



/s/ Asa Drew                               /s/ Duane Knutson
--------------------------                 ----------------------------------
Asa Drew                                   By:  Duane Knutson
                                           Its: Assistant Vice President